Exhibit 99.1

SAIC Announces Fourth Quarter and Full Fiscal Year 2023 Results

•Q4 of fiscal year 2023 revenues of $1.97 billion, 10% growth over Q4 of fiscal year 2022; fiscal year 2023 revenues of $7.70 billion, 4% growth over fiscal year 2022
•Q4 of fiscal year 2023 diluted earnings per share of $1.34; Adjusted diluted earnings per share(1) of $2.04
•Reported fiscal year 2023 cash flows provided by operating activities of $532 million; free cash flow(1) of $457 million, $5 million ahead of top end of prior guidance adjusting for $68 million under Section 174 of the Internal Revenue Code and other cash tax payments
•Updated fiscal year 2024 guidance reflects Logistics & Supply Chain Management (L&SCM) divestiture, deconsolidation of Forfeiture Support Associates joint venture and inclusion of impact from Section 174 of the Internal Revenue Code on cash tax payments
•Midpoint of fiscal year 2024 guidance reflects ~3% pro-forma organic revenue growth, 50 bps of adjusted EBITDA margin expansion, and 10% pro-forma free cash flow growth compared to fiscal year 2023
RESTON, VA, April 3, 2023—Science Applications International Corporation (NYSE: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the fourth quarter and full fiscal year ended February 3, 2023.
“Our results in the quarter and for the fiscal year reflect sound execution of our strategy to deliver excellence for our customers and value for our shareholders,” said Nazzic Keene, SAIC Chief Executive Officer. “We believe that our continued new business development success and recent portfolio actions position us well to deliver profitable growth in the coming years.”
“The sale of our Logistics & Supply Chain Management business is an important step for SAIC as we look to further align the portfolio to our GTA areas of focus with strong customer demand and accretive returns for shareholders,” said Prabu Natarajan, SAIC Chief Financial Officer. “The transaction will allow us to reach our target leverage of 3.0x faster, provides balance sheet flexibility and permits increased return of capital to shareholders.”
Fourth Quarter and Full Fiscal Year 2023: Summary Operating Results

	Three Months Ended				Year Ended
	February 3, 2023	Percent change		January 28, 2022	February 3, 2023	Percent change		January 28, 2022
	(in millions, except per share amounts)
Revenues	$1,968	10%		$1,782	$7,704	4%		$7,394
Operating income	118	39%		85	501	8%		462
Operating income as a percentage of revenues	6.0%	120	bps	4.8%	6.5%	30	bps	6.2%
Adjusted operating income(1)	131	24%		106	526	1%		519
Adjusted operating income as a percentage of revenues	6.7%	80	bps	5.9%	6.8%	-20	bps	7.0%
Net income attributable to common stockholders	74	72%		43	300	8%		277
EBITDA(1)	160	28%		125	658	4%		630
EBITDA as a percentage of revenues	8.1%	110	bps	7.0%	8.5%	—	bps	8.5%
Adjusted EBITDA(1)	171	17%		146	680	(1)%		686
Adjusted EBITDA as a percentage of revenues	8.7%	50	bps	8.2%	8.8%	-50	bps	9.3%
Diluted earnings per share	$1.34	76%		$0.76	$5.38	13%		$4.77
Adjusted diluted earnings per share(1)	$2.04	36%		$1.50	$7.55	4%		$7.27
Net cash provided by operating activities	$145	41%		$103	$532	3%		$518
Free cash flow(1)	$148	57%		$94	$457	(2)%		$467
The Company utilizes a 52/53 week fiscal year ending on the Friday closest to January 31, with fiscal quarters typically consisting of 13 weeks. Fiscal year 2023 consisted of 53 weeks with the extra week occurring in the fourth quarter, while fiscal year 2022 consisted of 52 weeks.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Fourth Quarter Summary Results
Revenues for the quarter increased $186 million compared to the prior year quarter primarily due to five additional working days in the current year period and ramp up on new and existing contracts, partially offset by contract completions. Excluding the estimated impact of the additional five working days in the current year period, revenues increased by approximately 1.9%.
Operating income as a percentage of revenues increased to 6.0% for the quarter as compared to 4.8% in the comparable prior year period primarily due to improved profitability across our contract portfolio and lower acquisition and integration costs, partially offset by higher restructuring costs.
Adjusted EBITDA(1) as a percentage of revenues for the quarter was 8.7%, compared to 8.2% for the prior year quarter due to improved profitability across our contract portfolio, partially offset by lower net favorable changes in contract estimates.
Diluted earnings per share for the quarter was $1.34 compared to $0.76 in the prior year quarter. Adjusted diluted earnings per share(1) was $2.04 for the quarter compared to $1.50 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 55.3 million shares from 57.4 million during the prior year quarter.
Fiscal Year 2023 Summary Results
Revenues for the fiscal year increased $310 million compared to the prior year, due to ramp up on new and existing contracts, four additional working days in the current year period, and the acquisition of Halfaker and Associates, LLC (Halfaker) (approximately $72 million), partially offset by contract completions and lower net favorable changes in contract estimates. Adjusting for the impact of acquired and divested revenues and the estimated impact of the additional four working days in fiscal year 2023, revenues grew approximately 1.5%.
Operating income as a percentage of revenues for the fiscal year was 6.5%, an increase from 6.2% of revenues in the prior fiscal year. The increase was primarily due to improved profitability across our contract portfolio and lower acquisition and integration costs, partially offset by higher restructuring costs and lower net favorable changes in contract estimates.
Adjusted EBITDA(1) as a percentage of revenues for the fiscal year decreased to 8.8%, compared to 9.3% in the prior fiscal year. The decrease was driven by lower net favorable changes in contract estimates and higher indirect expenses, partially offset by improved profitability across our contract portfolio.
Diluted earnings per share for the year was $5.38 compared to $4.77 in the prior year. Adjusted diluted earnings per share(1) was $7.55 for the year compared to $7.27 in the prior year. The weighted-average diluted shares outstanding during the year decreased to 55.8 million shares from 58.1 million shares during the prior year.
Cash Generation and Capital Deployment
Total cash flows provided by operating activities for the fourth quarter were $145 million, an increase of $42 million compared to the prior year quarter, primarily due to the timing of collections and other changes in working capital and higher net earnings, partially offset by tax payments associated with Section 174 of the Internal Revenue Code (Code) and the second installment of the deferred payroll taxes allowed under the Coronavirus Aid, Relief, and Economic Security (CARES) Act paid in the current year period.
Total cash flows provided by operating activities for the year were $532 million, an increase of $14 million from the prior year, primarily due to higher cash provided by the Master Accounts Receivable Purchase Agreement (MARPA) Facility with MUFG Bank, LTD, the timing of collections and other changes in working capital, partially offset by tax payments associated with Section 174 of the Code and cash payments during the year associated with certain change in control provisions related to the acquisition of Halfaker.
During the quarter, SAIC deployed $83 million of capital, consisting of $56 million of share repurchases in accordance with established repurchase plans, $20 million in cash dividends to shareholders, and $7 million of capital expenditures. For the year, SAIC deployed $353 million of capital, consisting of share repurchases of $245 million (approximately 2.6 million shares) in accordance with established repurchase plans, cash dividends of $83 million to shareholders, and $25 million of capital expenditures.
(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Quarterly Dividend Declared
As previously announced, subsequent to fiscal year-end, the Company’s Board of Directors (Board of Directors) declared a cash dividend of $0.37 per share of the Company’s common stock payable on April 28, 2023 to stockholders of record on April 14, 2023. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

Backlog and Contract Awards
Net bookings for the quarter were approximately $1.3 billion, which reflects a book-to-bill ratio of approximately 0.7. Net bookings for the year were approximately $7.4 billion, which reflects a book-to-bill ratio of approximately 1.0.
SAIC’s estimated backlog at the end of fiscal year 2023 was approximately $23.8 billion of which $3.6 billion was funded.
SAIC was awarded the following contracts during the quarter:
Notable New Business Awards:
U.S. Army Enterprise Service Desk: SAIC was awarded a contract to continue providing software development and management services for the U.S. Army Enterprise Service Desk (AESD). The single-award indefinite delivery, indefinite quantity (IDIQ) contract has an estimated ceiling value of $757 million. Under this contract, SAIC will continue existing AESD operations, optimize Army Enterprise Service Management Framework (AESMF) service delivery processes, and expand the functionality provided by the software as a service (SaaS) environment via optional capabilities. SAIC will also migrate legacy information technology (IT) service management systems to a modern IT Service Management platform using ServiceNow®. Additionally, SAIC will provide service desk solutions to include service desk support for voice, messaging, video teleconferencing, computing, network infrastructure, customer support and information assurance support to the U.S. Army.
U.S. Department of State: SAIC was awarded a twenty four month contract extension, valued at approximately $350 million, to continue providing engineering and design services, security, and operation and maintenance services for critical IT infrastructure for the U.S. Department of State.
U.S Transportation Command: SAIC was selected by the United States Transportation Command (USTRANSCOM) to modernize the organization’s IT management systems, infuse the latest innovations into enterprise IT and introduce IT as-a-service models. The single-award IDIQ Managed Information Technology Services (MITS) contract has a value of approximately $150 million over five years.
Notable Recompete Awards:
U.S. Navy Afloat and Ashore Tactical Networks: SAIC was awarded a $349 million contract by the U.S. Navy to continue supporting In-Service Engineering Agent (ISEA) functions for Afloat and Ashore Tactical Networks (TACNET). Under the five-year, single-award IDIQ contract, SAIC will continue to provide management, engineering, technical, integrated logistics, configuration management, and life cycle support for afloat and ashore TACNET and command, control, communications, computers, and intelligence systems.
Notable Space and Intelligence Community Awards:
U.S. Space and Intelligence Community: SAIC was awarded approximately $460 million of contract awards by space and intelligence community organizations during the quarter. These awards represent a combination of new business and recompetes.
Other Notable News
SAIC Cloud Survey Highlights Federal Government’s Challenges and Successes with Multi-Cloud Services and Solutions: SAIC announced findings from an independent survey of defense and civilian federal government employees identifying the current status, challenges and success in implementation and utilization of cloud, DevSecOps and artificial intelligence. Commissioned by and conducted by Market Connections, a portfolio platform of GovExec, the survey polled IT and business influencers and decision makers in the federal government regarding IT and digital services within their agencies.
SAIC Receives Big Innovation Award for Counter Unmanned Aerial Systems: SAIC was named a 2023 Business Intelligence Group’s (BIG) Innovation Award Winner for its Counter Unmanned Aerial Systems (CUAS) solution. The annual BIG Innovation Award recognizes organizations, products and people that bring new ideas to life in innovative ways. SAIC’s CUAS was developed to safeguard against the threats drones pose to defense and civilian infrastructures using CUAS architectures comprised of sensors and effectors within scalable, platform-agnostic command and control capabilities.

Agreement to Sell Logistics & Supply Chain Management Business
On March 23, 2023, SAIC executed a definitive agreement to sell its logistics and supply chain management business to ASRC Federal Holding Company, LLC (ASRC Federal), a subsidiary of Arctic Slope Regional Corporation, for $350 million of pre-tax cash proceeds. The transaction is expected to close in the first half of fiscal year 2024, subject to the satisfaction of customary closing conditions, including the receipt of required regulatory approvals, and is expected to result in a gain. The Company's updated guidance for fiscal year 2024 included below assumes approximately one quarter of financial contribution from the logistics and supply chain management business.
Forfeiture Support Associates Joint Venture
Effective on February 4, 2023, an amendment to the existing Forfeiture Support Associates (FSA) joint venture operating agreement resulted in the Company no longer controlling FSA. Accordingly, the Company will no longer consolidate FSA into its operations and will account for the arrangement as an equity method investment beginning in fiscal year 2024.
Fiscal Year 2024 Guidance
The Company's outlook for fiscal year 2024 is being provided. The table below summarizes fiscal year 2024 guidance and represents our views as of April 3, 2023.

	PRIOR	Estimated Impacts	Estimated Impacts	CURRENT
	Fiscal Year	from L&SCM sale,	from Operating	Fiscal Year
	2024 Guidance	FSA, and Section 174	Performance	2024 Guidance
Revenue	$7.6B - $7.8B	Less $650M(2)	Plus $50M - $100M	$7.05B - $7.20B
Adjusted EBITDA Margin(1)	~9%	Plus 0.3%(3)	-	9.2% - 9.4%
Adjusted Diluted EPS(1)	Not Provided	-	-	$6.80 - $7.00
Free Cash Flow(1)	~$560M	Less $100M(4)	Plus $0M - $20M	$460M - $480M
(1)Non-GAAP measure, see Schedule 5 for information about this measure
(2)$650M consists of approximately $500M related to L&SCM divestiture and approximately $150M related to JV deconsolidation
(3)L&SCM divestiture expected to contribute 0.2%; JV deconsolidation expected to contribute 0.1%
(4)Cash taxes primarily due to Section 174 of the Code represents $70M with L&SCM divestiture and JV deconsolidation the remaining $30M
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10 a.m. Eastern time on April 3, 2023. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500® technology integrator driving our nation’s technology transformation. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in engineering, digital, artificial intelligence and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective, and efficient solutions that are critical to achieving our customers' missions.
We are approximately 25,000 strong; driven by mission, united by purpose, and inspired by opportunities. SAIC is an Equal Opportunity Employer, fostering a culture of diversity, equity and inclusion, which is core to our values and important to attract and retain exceptional talent. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.7 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Contacts
Investor Relations: Joe DeNardi, +1.703.488.8528, joseph.w.denardi@saic.com
Media: Thais Hanson, +1.703.676.8215, publicrelations@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS or adjusted EBITDA margin to GAAP net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including, but not limited to, amortization of acquired intangible assets, acquisition and integration costs, and restructuring and impairment costs. As a result, the Company is not able to forecast GAAP diluted EPS or GAAP net income with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Year Ended
	February 3, 2023	January 28, 2022	February 3, 2023	January 28, 2022
	(in millions, except per share amounts)
Revenues	$1,968	$1,782	$7,704	$7,394
Cost of revenues	1,746	1,585	6,816	6,535
Selling, general and administrative expenses	102	92	374	344
Acquisition and integration costs	2	20	13	56
Other operating income	—	—	—	(3)
Operating income	118	85	501	462
Interest expense	33	26	120	105
Other (income) expense, net	—	2	6	(1)
Income before income taxes	85	57	375	358
Provision for income taxes	(10)	(13)	(72)	(79)
Net income	$75	$44	$303	$279
Net income attributable to non-controlling interest	1	1	3	2
Net income attributable to common stockholders	$74	$43	$300	$277
Weighted-average number of shares outstanding:
Basic	54.6	56.8	55.3	57.6
Diluted	55.3	57.4	55.8	58.1
Earnings per share:
Basic	$1.36	$0.76	$5.42	$4.81
Diluted	$1.34	$0.76	$5.38	$4.77

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 3, 2023	January 28, 2022
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$109	$106
Receivables, net	936	1,015
Inventory, prepaid expenses and other current assets	152	142
Total current assets	1,197	1,263
Goodwill	2,911	2,913
Intangible assets, net	1,009	1,132
Property, plant, and equipment, net	92	100
Operating lease right of use assets	158	209
Other assets	176	129
Total assets	$5,543	$5,746

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$767	$840
Accrued payroll and employee benefits	328	364
Long-term debt, current portion	31	148
Total current liabilities	1,126	1,352
Long-term debt, net of current portion	2,343	2,370
Operating lease liabilities	152	192
Other long-term liabilities	218	203
Equity:
Total common stockholders' equity	1,694	1,619
Non-controlling interest	10	10
Total stockholders' equity	1,704	1,629
Total liabilities and stockholders' equity	$5,543	$5,746

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Year Ended
	February 3, 2023	January 28, 2022	February 3, 2023	January 28, 2022
	(in millions)
Cash flows from operating activities:
Net income	$75	$44	$303	$279
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39	42	157	165
Amortization of off-market customer contracts	(2)	(3)	(14)	(33)
Amortization of debt issuance costs	1	1	9	7
Deferred income taxes	12	18	(17)	59
Stock-based compensation expense	13	11	48	46
Gain on divestitures	—	—	—	(2)
Impairment of assets	4	8	4	18
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of the acquisitions:
Receivables	123	92	79	(31)
Inventory, prepaid expenses, and other current assets	(17)	(14)	(10)	14
Other assets	1	5	6	(3)
Accounts payable and accrued liabilities	(47)	(17)	(9)	30
Accrued payroll and employee benefits	(68)	(35)	(36)	10
Operating lease assets and liabilities, net	(2)	1	(3)	5
Other long-term liabilities	13	(50)	15	(46)
Net cash provided by operating activities	145	103	532	518
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(7)	(9)	(25)	(36)
Purchases of marketable securities	(2)	(4)	(7)	(9)
Sales of marketable securities	1	2	4	6
Cash paid for acquisitions, net of cash acquired	—	(8)	—	(255)
Proceeds from divestitures	—	—	—	8
Other	(5)	(1)	(8)	(6)
Net cash used in investing activities	(13)	(20)	(36)	(292)
Cash flows from financing activities:
Dividend payments to stockholders	(20)	(21)	(83)	(86)
Principal payments on borrowings	(210)	(35)	(990)	(119)
Issuances of stock	4	4	16	16
Stock repurchased and retired or withheld for taxes on equity awards	(59)	(72)	(267)	(226)
Proceeds from borrowings	210	—	840	116
Debt issuance costs	—	—	(6)	—
Distributions to non-controlling interest	(1)	(1)	(3)	(2)
Net cash used in financing activities	(76)	(125)	(493)	(301)
Net increase (decrease) in cash, cash equivalents and restricted cash	56	(42)	3	(75)
Cash, cash equivalents and restricted cash at beginning of period	62	157	115	190
Cash, cash equivalents and restricted cash at end of period	$118	$115	$118	$115

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	February 3, 2023	October 28, 2022	January 28, 2022
	(in millions)
Funded backlog	$3,554	$4,019	$3,491
Negotiated unfunded backlog	20,248	20,413	20,601
Total backlog	$23,802	$24,432	$24,092
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite-delivery, indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Year Ended
	February 3, 2023	January 28, 2022	February 3, 2023	January 28, 2022
	(in millions)
Net income	$75	$44	$303	$279
Interest expense and loss on sale of receivables	37	26	128	107
Interest income	(1)	—	(2)	—
Provision for income taxes	10	13	72	79
Depreciation and amortization	39	42	157	165
EBITDA(1)	$160	$125	$658	$630
EBITDA as a percentage of revenues	8.1%	7.0%	8.5%	8.5%
Acquisition and integration costs	2	20	13	56
Restructuring and impairment costs	17	1	24	2
Depreciation included in acquisition and integration costs and restructuring and impairment costs	(2)	—	(3)	(1)
Recovery of acquisition and integration costs and restructuring and impairment costs	(6)	—	(12)	(1)
Adjusted EBITDA(1)	$171	$146	$680	$686
Adjusted EBITDA as a percentage of revenues	8.7%	8.2%	8.8%	9.3%

Operating income	$118	$85	$501	$462
Operating income as a percentage of revenues	6.0%	4.8%	6.5%	6.2%
Acquisition and integration costs	2	20	13	56
Restructuring and impairment costs	17	1	24	2
Recovery of acquisition and integration costs and restructuring and impairment costs	(6)	—	(12)	(1)
Adjusted operating income(1)	$131	$106	$526	$519
Adjusted operating income as a percentage of revenues	6.7%	5.9%	6.8%	7.0%

EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude acquisition and integration costs, impairments, restructuring costs, and any other material non-recurring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted diluted earnings per share

	Three Months Ended		Year Ended
	February 3, 2023	January 28, 2022	February 3, 2023	January 28, 2022
Diluted earnings per share	$1.34	$0.76	$5.38	$4.77

Acquisition and integration costs and restructuring and impairment costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.24	0.36	0.45	0.98
Tax effect of acquisition and integration costs and restructuring and impairment costs, divided by diluted WASO	(0.03)	(0.07)	(0.09)	(0.19)
Net effect of acquisition and integration costs and restructuring and impairment costs, divided by diluted WASO	0.21	0.29	0.36	0.79

Amortization of intangible assets, divided by diluted WASO	0.56	0.59	2.24	2.20
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.07)	(0.14)	(0.43)	(0.49)
Net effect of amortization of intangible assets, divided by diluted WASO	0.49	0.45	1.81	1.71

Adjusted diluted earnings per share(1)	$2.04	$1.50	$7.55	$7.27
Adjusted diluted earnings per share is a performance measure that excludes acquisition and integration costs, impairments, restructuring costs, and any other material non-recurring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The acquisition and integration costs and restructuring and impairment costs are net of the portion of costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Year Ended
	February 3, 2023	January 28, 2022	February 3, 2023	January 28, 2022
	(in millions)
Net cash provided by operating activities	$145	$103	$532	$518
Expenditures for property, plant, and equipment	(7)	(9)	(25)	(36)
Cash used (provided) by MARPA Facility	10	—	(50)	(15)
Free cash flow(1)	$148	$94	$457	$467

FY24 Guidance
(in millions)
Net cash provided by operating activities	$490M to $510M
Expenditures for property, plant, and equipment	Approximately $30M
Free cash flow(1)	$460M to $480M

Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.